Exhibit 99.1

Farmer Bros. Co. Reports Second Quarter Results

•	Net sales increased 11% to $131.8 million

•	Excluding a $4.3 million non-cash pension withdrawal expense, loss from operations improved $9.2 million

TORRANCE, Calif.—(GLOBE NEWSWIRE)—Feb. 8, 2012—Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss of $4.1 million, or $0.27 per common share, for the Company’s fiscal second quarter ended December 31, 2011, compared with a net loss of $8.9 million, or $0.59 per common share, for its prior year fiscal second quarter. Results for the fiscal second quarter ended December 31, 2011 include a $4.3 million, or $0.29 per common share, non-cash charge for withdrawal from a multiemployer pension plan.

For the first half of fiscal 2012, the Company reported a net loss of $11.7 million, or $0.77 per common share, compared with a net loss of $18.8 million, or $1.25 per common share, for the first half of fiscal 2011. Results for the first half of fiscal 2012 include a $4.3 million, or $0.29 per common share, non-cash charge for withdrawal from a multiemployer pension plan.

“We are very pleased by the turnaround of our financial performance recorded in our second quarter. The efforts of our entire team to both increase revenue and reduce costs are clearly reflected in the quarter-over-prior year same quarter improvements”, stated Interim Co-CEO and CFO Jeffrey Wahba.

Net sales for the second quarter of fiscal 2012 increased $12.6 million, or 11%, to $131.8 million from $119.2 million in the second quarter of the prior fiscal year. Net sales for the first half of fiscal 2012 increased $25.0 million, or 11%, to $253.0 million from $228.0 million during the first half of the prior fiscal year. The increase in net sales was primarily due to increases in list prices of the Company’s coffee, cappuccino, cocoa and selected spice products.

“We believe that our ability to provide the best value-added, coffee-focused, direct store delivery service will continue to differentiate us in the marketplace. Our improved results are a reflection of our entire organization’s tireless dedication to our customers, big and small, operating in local markets throughout the continental U.S.” said Interim Co-CEO Patrick Criteser.

Cost of goods sold in the second quarter of fiscal 2012 increased $13.0 million, or 18%, to $87.2 million, or 66% of sales, from $74.2 million, or 62% of sales, in the second quarter of the prior fiscal year. Cost of goods sold in the first half of fiscal 2012 increased $29.7 million, or 21%, to $168.7 million from $139.0 million in the first half of fiscal 2011, primarily due to higher raw material costs including a 59% increase in the average cost of green coffee beans compared to the same period in the prior fiscal year and changes in the mix of the Company’s customers and the products the Company sells to them. The increase in cost of goods sold was partially offset by the accrual to recognize a portion of the expected effect of the liquidation of LIFO inventory quantities in anticipation of reduced inventory levels at the end of the current fiscal year, in the amounts of $3.8 million and $5.5 million for the three and six months ended December 31, 2011, respectively.

Gross profit in the second quarter of fiscal 2012 decreased $0.5 million, or 1%, to $44.5 million, as compared to $45.0 million in the second quarter of fiscal 2011. Gross margin decreased to 34% in the second quarter of fiscal 2012 from 38% during the same period in the prior fiscal year. Gross profit during the first half of fiscal 2012 decreased $4.8 million, or 5%, to $84.2 million, as compared to $89.0 million during the first half of fiscal 2011. Gross margin decreased to 33% in the first half of fiscal 2012 from 39% in the first half of fiscal 2011.

In the second quarter of fiscal 2012, operating expenses decreased $5.4 million, or 10%, to $50.2 million, or 38% of sales, from $55.6 million, or 47% of sales, in the second quarter of fiscal 2011. During the first half of fiscal 2012, operating expenses decreased $17.0 million, or 15%, to $94.5 million, or 37% of sales, from $111.5 million, or 49% of sales, in the first half of fiscal 2011. The reduction in operating expenses in the second quarter and first half of fiscal 2012, as compared to the same periods in the prior fiscal year was primarily due to lower payroll and related expenses resulting from a reduction in number of employees, savings from employee benefit plan restructuring and cost control measures put in place during the prior fiscal year.

Total other income in the second quarter of fiscal 2012 was $1.6 million compared to $1.7 million for the same period in the prior fiscal year. Total other expense in the first half of fiscal 2012 was $1.0 million compared to total other income of $4.2 million in the comparable period in the prior fiscal year. Total other expense in the first half of fiscal 2012 included $2.2 million in net realized and unrealized derivative losses recorded and higher interest expense compared to $2.7 million in net realized and unrealized derivative gains recorded and lower interest expense in the first half of fiscal 2011.

During the second quarter of fiscal 2012 and fiscal 2011, the Company recorded income tax expense of $0.1 million. During the first half of fiscal 2012, the Company recorded income tax expense of $0.4 million compared to $0.5 million recorded during the first half of fiscal 2011.

As a result of the forgoing factors, the Company recorded a net loss of $4.1 million, or $0.27 per common share, for the second quarter of fiscal 2012, compared to net loss of $8.9 million, or $0.59 per common share, for the second quarter of fiscal 2011. Net loss for the first half of fiscal 2012 was $11.7 million, or $0.77 per common share, as compared to net loss of $18.8 million, or $1.25 per common share, in the comparable period of the prior fiscal year.

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with GAAP, we use certain non-GAAP financial measures, such as “Net income (loss) excluding LIFO impact,” “EBITDAE” and “Adjusted EBITDAE,” in assessing our operating performance. We believe these non-GAAP measures serve as appropriate measures to be used in evaluating the performance of our business.

We define Net income (loss) excluding LIFO impact as net income (loss) excluding the impact of LIFO charge or credit. We define EBITDAE as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, ESOP and share-based compensation expense, non-cash impairment losses, non-cash pension withdrawal expense and net gains and losses from derivatives and investment portfolio. We reference this particular non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, incentive compensation is based on EBITDAE and we base certain of our forward-looking estimates on EBITDAE to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned EBITDAE. We define Adjusted EBITDAE as EBITDAE excluding the impact of LIFO charge or credit. We believe the use of the LIFO method of inventory valuation for coffee, tea and culinary products results in a better matching of costs and revenues. Net income (loss) excluding LIFO impact, EBITDAE and Adjusted EBITDAE as defined by us may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net loss and reported basic and diluted net loss per common share to net loss excluding LIFO impact and basic and diluted net loss per common share excluding LIFO impact, respectively:

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands, except share and per share data)	2011	2010	2011	2010
Net loss, as reported	$(4,110)	$(8,912)	$(11,694)	$(18,785)
LIFO (credit) charge net of taxes of zero (1)(2)	(1,172)	5,211	3,750 (3)	6,730 (3)

Net loss, excluding LIFO impact	(5,282)	(3,701)	(7,944)	(12,055)

Weighted average common shares outstanding – basic and diluted	15,247,215	15,078,026	15,214,712	15,050,644
Net loss per common share, as reported	$(0.27)	$(0.59)	$(0.77)	$(1.25)
Net loss per common share excluding LIFO impact – basic and diluted	$(0.35)	$(0.25)	$(0.52)	$(0.80)

Set forth below is a reconciliation of reported net loss to EBITDAE and Adjusted EBITDAE:

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2011	2010	2011		2010
Net loss, as reported	$(4,110)	$(8,912)	$(11,694)		$(18,785)
Income tax expense	60	89	406		450
Interest expense	506	481	1,081		883
Depreciation and amortization expense	7,898	7,955	15,821		15,416
ESOP and share-based compensation expense	686	1,181	1,476		2,259
Pension withdrawal expense	4,348	—	4,348		—
Net (gain) loss on derivatives and investments	(371)	(754)	2,250		(2,651)

EBITDAE	$9,017	$40	$13,688		(2,428)
LIFO (credit) charge net of taxes of zero (1)(2)	(1,172)	5,211	3,750	(3)	6,730 (3)

Adjusted EBITDAE	$7,845	$5,251	$17,438		$4,302

(1)	LIFO charge had no impact on income tax expense since we have recorded a 100% valuation allowance against deferred tax assets.
(2)	Actual valuation of inventory under the LIFO method is made only at the end of each fiscal year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must necessarily be based on management’s estimates of expected fiscal year-end inventory levels and costs. Because these estimates are subject to many forces beyond management’s control, interim results are subject to the final fiscal year-end LIFO inventory valuation.
(3)	Effective October 1, 2011, we refined the methodology that we use to estimate the LIFO impact as detailed in our Form 10-Q for the period ended December 31, 2011.

About Farmer Bros. Co.

Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products through direct and brokered sales to institutional food service establishments including restaurants, hotels, casinos, hospitals and food service providers, as well as retailers such as convenience stores, coffee houses, general merchandisers, private label retailers and grocery stores throughout the contiguous United States. Its product line includes roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. For more information, go to: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the Company’s failure to realize synergies from the integration of the CBI and DSD Coffee Business acquisitions, the Company’s ability to refinance or replace its existing credit facility upon expiration, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, the impact of global climate change or legal or regulatory responses to such changes, changes in the quality or dividend stream of the third parties’ securities and other investment vehicles in which the Company has invested its assets, as well as other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Net sales	$131,770	$119,227	$252,967	$227,970
Cost of goods sold	87,229	74,211	168,741	139,009

Gross profit	44,541	45,016	84,226	88,961

Selling expenses	36,771	43,624	72,452	86,787
General and administrative expenses	9,071	11,935	17,705	24,736
Pension withdrawal expense	4,348	—	4,348	—

Operating expenses	50,190	55,559	94,505	111,523

Loss from operations	(5,649)	(10,543)	(10,279)	(22,562)

Other income (expense):
Dividend income	304	918	663	1,597
Interest income	21	38	36	112
Interest expense	(506)	(481)	(1,081)	(883)
Other, net	1,780	1,245	(627)	3,401

Total other income (expense)	1,599	1,720	(1,009)	4,227

Loss before taxes	(4,050)	(8,823)	(11,288)	(18,335)
Income tax expense	60	89	406	450

Net loss	$(4,110)	$(8,912)	$(11,694)	$(18,785)

Net loss per common share—basic and diluted	$(0.27)	$(0.59)	$(0.77)	$(1.25)

Weighted average common shares outstanding—basic and diluted	15,247,215	15,078,026	15,214,712	15,050,644

Cash dividends declared per common share	$—	$0.060	$—	$0.175

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241